AGREEMENT FOR USE OF FACILITIES

      This Agreement is made as of this 12 day of May, 2005 among Thomas and Noreen Axon (collectively "Owners") and Franklin Credit Management Corporation, a Delaware Corporation ("FCMC").

      WHEREAS, Property Owners are the owners of two residential condominium units know as Unit 6C, 350 Albany Street and Unit 9K, 300 Albany Street (collectively the "Condominiums"), and

      WHEREAS, FCMC desires to use the Condominiums for the housing of employees and prospective employees, out of town business associates, guests and other individuals engaged in business activates related to FCMC ( "Business Guests"), and

      NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Owners will make the Condominiums available to the Business Guests of FCMC up to 240 nights per year to the extent the Condominiums are not previously reserved by Owners or other entities affiliated with Owners.

2. Owners represent that they have the authority to permit FCMC to use the Condominiums for the purposes herein described.

3. A request for the use of the Condominiums under this agreement must be made through Owners or such persons designated by Owners.

4. FCMC shall pay Owners the sum of $4,500.00 per month commencing June 1, 2005.

5. FCMC agrees that it shall indemnify, defend and hold harmless the Owners and their employees and agents, from and against any and all damage, loss, claims, suits, demands, actions, fines, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with damage to property or injury to persons (including death) which arise out of FCMC and its Business Guests' use of the Condominiums, including any acts or omissions of FCMC and its Business Guests', and their respective agents, contractors, employees, invitees, servants or subcontractors. Renter shall provide Owners immediate notice of any injury or damage to persons or property in, to or around the Facility of which it is aware.

6. This agreement may be terminated by any party upon two (2) months written notice to the other parties of intent to withdraw from the agreement.

7. This Agreement shall be deemed to create only the relationship of licensor-licensee among the parties and shall, in no event, be deemed to create any other relationship, including without limitation landlord-tenant, principal-agent, master-servant, employer-employee or partner-joint venturer.

8. This Agreement is for the sole benefit of the parties to this Agreement, and FCMC may not assign or transfer its obligations or rights under this Agreement. Any assignment or transfer contrary to the provisions of this paragraph shall be null and void.

      IN WITNESSED whereof the parties hereto have executed this agreement under the hands of the proper officers in that respect on the day, month and year first above written.


--------------------------------------          ----------------------------
Jeffrey R. Johnson                              Thomas J. Axon
President and Chief Executive Officer
Franklin Credit Management Corporation


                                                ----------------------------
                                                Noreen Axon